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                                                                     EXHIBT 99.1


CONTACTS:
Cubist Pharmaceuticals, Inc.                               Gilead Sciences, Inc.
Jennifer LaVin                                                    Susan Hubbard,
Investors
Senior Director, Corporate Communications                         (650) 522-5715
(617) 576-4258
jlavin@cubist.com                                               Amy Flood, Media
                                                                  (650) 522-5643
Noonan/Russo Communications
Renee Connolly, Media
(212) 696-4455 ext. 227
renee@noonanrusso.com

          CUBIST PHARMACEUTICALS AND GILEAD SCIENCES ANNOUNCE EUROPEAN COMMERCIALIZATION AGREEMENT FOR INVESTIGATIONAL ANTIBACTERIAL AGENT CIDECIN(TM)

CAMBRIDGE, MA AND FOSTER CITY, CA, JANUARY 7, 2001 -- Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) and Gilead Sciences, Inc. (Nasdaq: GILD) today jointly announced the signing of a licensing agreement for the exclusive rights to commercialize Cubist's investigational antibacterial drug Cidecin(TM)(daptomycin for injection) and an oral formulation of daptomycin in 16 European countries following regulatory approval.

Gilead has agreed to pay Cubist an up-front licensing fee of $13 million, and Cubist is entitled to receive additional cash payments of up to $31 million upon achievement of certain clinical and regulatory milestones. Gilead will also pay Cubist a fixed royalty on net sales. Cubist will continue to be responsible for worldwide clinical development of Cidecin, while Gilead will be responsible for any regulatory filings in the covered territories. Gilead's sales force will market the products in Europe. Cubist will provide European Medical Science Liaisons (MSLs) who will support the product by providing medical education services to infectious disease specialists and other international opinion leaders.

"We believe Gilead to be the ideal European marketing partner for Cubist," said Scott M. Rocklage, Ph.D., Chairman, President and CEO of Cubist. "With its international sales force, Gilead is already calling on the identical target market for Cidecin. We believe this will be a synergistic relationship given that Gilead's product AmBisome and Cidecin are complementary in therapeutic focus, allowing for targeted marketing efforts to the same physician audiences. In addition, Gilead's proven track record of sales performance and experience with European regulatory authorities provides us with confidence in the company's ability to successfully market Cidecin to the European hospital community."

Daptomycin is the first in a new class of investigational drugs called lipopeptides. Cubist is currently developing IV and oral formulations of daptomycin to treat serious bacterial infections. IN VITRO data show daptomycin has the ability to rapidly kill virtually all Gram-positive bacteria, including those resistant to current therapies. Cubist has multiple ongoing Phase III clinical trials of Cidecin, the IV formulation, to evaluate the efficacy and safety in the treatment of complicated skin and soft tissue infection (cSST), community-acquired pneumonia (CAP) and complicated urinary tract infection
(cUTI). Phase II trials are also ongoing to investigate the treatment of bacteremia (BAC) and resistant infections (RRC). Cubist recently announced that it had completed enrollment in its international Phase III cSST trial and expects to announce clinical results during the second quarter of 2001. An oral version of daptomycin is currently in pre-clinical development.

"Cidecin is an important addition to our portfolio of products for unmet medical needs," said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead. "We believe Cidecin possesses a strong worldwide market potential and are pleased that Cubist has chosen Gilead as its European commercialization partner."


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Gilead markets AmBisome-Registered Trademark- (amphotericin B) liposome for injection in 42 countries worldwide for the treatment of life-threatening systemic fungal infections. Since the product's European introduction in 1990, Gilead has successfully grown the market for Ambisome throughout the world. With total 1999 sales of $173 million, AmBisome is the second largest-selling injectable antifungal product worldwide. Much of the product's growth can be attributed to Gilead's efforts to increase the number of territories in which AmBisome is marketed, expand the product label through additional regulatory filings and inclusion of head-to-head competitive data, and maintain its well established marketing relationships.

Cubist Pharmaceuticals is focused on becoming a global leader in the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening bacterial and fungal infections. Cubist is evaluating the safety and efficacy of Cidecin(TM) (daptomycin for injection) in the EDGE(TM) (Evaluation of Daptomycin against Gram-positive Entities) clinical trial program and is engaged in multiple, strategic partnerships, including Novartis Pharma AG, Merck & Co and Schering-Plough for the discovery and development of novel antiinfectives. Cubist recently completed the acquisition of TerraGen Discovery Inc., a private, natural products discovery company with operations in Vancouver, BC, Canada and Slough, UK.

Gilead Sciences, headquartered in Foster City, CA, is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. The Company discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal and bacterial infections) and cancer. Gilead maintains research, development or manufacturing facilities in Foster City, CA, Boulder, CO, San Dimas, CA, and Cambridge, UK, and sales and marketing organizations in the United States, Europe and Australia.

STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACT MAY BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, THAT ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS MADE BY CUBIST OR GILEAD. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO: (I) THE ABILITY OF CUBIST TO SUCCESSFULLY COMPLETE PRODUCT RESEARCH AND DEVELOPMENT, INCLUDING PRE-CLINICAL AND CLINICAL STUDIES AND COMMERCIALIZATION; (II) THE ABILITY OF CUBIST AND GILEAD TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS; (III) THE ABILITY OF CUBIST TO ATTRACT AND/OR MAINTAIN MANUFACTURING, SALES, DISTRIBUTION AND MARKETING PARTNERS; (IV) THE ABILITY OF CUBIST TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS BEFORE ITS COMPETITORS; AND (V) THE ABILITY OF GILEAD TO GROW OR MAINTAIN THE MARKET FOR AMBISOME PARTICULARLY IN LIGHT OF THE ANTICIPATED INTRODUCTION OF COMPETITIVE PRODUCTS. ADDITIONAL FACTORS THAT WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS ARE CONTAINED IN EACH COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" FOR CUBIST ON ANNUAL REPORT ON FORM 10-K/A (FILE NO. 000-21379) FILED ON APRIL 3, 2000 AND FOR GILEAD ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999.


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     For additional information, visit either of the companies' web sites at
                        www.cubist.com or www.gilead.com